EXHIBIT 99.14 - PRESS RELEASE DATED DECEMBER  10, 1996

                                 PRESS RELEASE

Electronic Systems Technology                   509-735-9092(O)
415 N. Quay Street  Kennewick  WA  99336        509-783-5475(FAX)

                WIRELESS RADIO LAN GOES FASTER, ADDS INFRARED
                           AND PHONE INTERFACES

Allen-Bradley Fair 96, Philadelphia, PA --- December 10, 1996 --- Electronic Systems Technology, Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, announced the release of the ESTeem Model 192C, the newest and fastest member of its growing wireless-data communications products for commercial and military applications. The new ESTeem boasts a radio frequency (RF) data rate twice as fast as current technology, while adding infrared and phone interfaces to the radio area network (RAN). The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide. The Model 192C has over 100 software programmable features, including internal Allen-Bradley (tm) DF1 protocol drivers for direct interfacing to PLC-5, 2, and SLC family of controllers.
The Model 192C offers over 1,600 software selectable channels at a data rate of 19,200 bps, 2 to 4 watts RF output in the FCC licensed frequencies of 450 to 470 MHz. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous, full duplex interfaces.
The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 15 miles to approximately 60 miles. The 12 VDC powered device can be operated from battery or solar panels in addition to 90-250 VAC, 50/60 Hz with its external power supply for world applications.

Electronic Systems Technology, a publicly held corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST Marketing for more details.

                              www.esteem.com

















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APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.